2ce Putnam International Growth and Income Fund
12/31/07

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended December 31, 2007, Putnam Management has assumed $2,019 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A		 16,282
Class B		  1,303
Class C		    463

72DD2 (000s omitted)

Class M		   256
Class R		    42
Class Y		  1,028

73A1

Class A	       0.294
Class B		 0.143
Class C		 0.167

73A2

Class M	      0.204
Class R		0.277
Class Y		0.334



74U1 (000s omitted)

Class A		 65,409
Class B		 10,670
Class C		  3,242

74U2 (000s omitted)

Class M		1,464
Class R		  192
Class Y	     3,675

74V1
Class A		$14.11
Class B		 13.88
Class C		 13.97

74V2

Class M		$14.06
Class R		 13.96
Class Y		 14.17




Additional Information about Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.